Exhibit 11.1

Consent of Independent Accountants

TerraCycle US, Inc.

Trenton, New Jersey

We agree to the inclusion in the Offering Statement on Form 1-A dated December 3, 2018 of our report dated November 10, 2017, on our audit of the consolidated financial statements of TerraCycle US, LLC and Subsidiary as of, and for the year ended, December 31, 2016.

/s/ Keiter

December 3, 2018

Glen Allen, Virginia